Exhibit 5.1

ONE SHELL PLAZA	ABU DHABI
910 LOUISIANA	AUSTIN
HOUSTON, TEXAS	BEIJING
77002-4995	DALLAS
DUBAI
TEL +1	HONG KONG
713.229.1234	HOUSTON
FAX +1	LONDON
713.229.1522	MOSCOW
www.bakerbotts.com	NEW YORK
PALO ALTO
RIYADH
WASHINGTON
June 23, 2010
Parker Drilling Company
5 Greenway Plaza, Suite 100
Houston, TX 77046
Re: Parker Drilling Company Registration Statement on Form S-8
Ladies & Gentlemen:
     As set forth in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Parker Drilling Company, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to 5,800,000 shares (the “Shares”) of common stock, par value $.16 2/3 per share, of the Company issuable pursuant to the Parker Drilling Company 2010 Long-Term Incentive Plan (the “Plan”), certain legal matters with respect to the Shares are being passed upon for the Company by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.
     In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of the Restated Certificate of Incorporation and Bylaws of the Company, each as amended to date, the Plan, corporate records of the Company, as furnished to us by the Company and statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. In addition, we have assumed for purposes of this opinion that the consideration received by the Company for the Shares will be not less than the par value of the Shares.
     On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plan and applicable authorized forms of agreement thereunder, will be validly issued, fully paid and non-assessable.
     The opinions set forth above are limited in all respects to matters of the General Corporation Law of the State of Delaware.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Baker Botts L.L.P